EXHIBIT A



REINWALD O'CONNOR & PLAYDON LLP
A LIMITED LIABILITY LAW PARTNERSHIP

JERROLD K. GUBEN     3107-0
Pacific Guardian Center
Makai Tower,  24th Floor
733 Bishop Street
Honolulu, Hawaii  96813
Telephone:  (808) 524-8350

Attorney for Debtor, AQUASEARCH, INC.


                      IN THE UNITED states BANKRUPTCY COURT

                           FOR THE DISTRICT OF HAWAII

In re                                    Case No. 01-04260
                                         (Chapter 11)
AQUASEARCH, INC.,
a Colorado corporation,                  PLAN CONFIRMATION HEARING (See Amended
                                         Disclosure Statement for Voting and
                                         Objecting Procedures)
                Debtor.                  DATE:
                                         TIME:
                                         JUDGE:  HONORABLE ROBERT J. FARIS

--------------------------------------


                         DEBTOR'S PLAN OF REORGANIZATION


I.         INTRODUCTION

               Aquasearch, Inc., the Debtor in Chapter 11, is a biopharmaceutical company which manufactures The AstaFactor, has contracts with the United States Department of Energy and the University of Hawaii, and has the use of several patents and other proprietary processes to manufacture AstaFactor and other algae-based products.

               On October 30, 2001, an involuntary petition was filed. The Debtor consented to the entry of the order for relief on November 30, 2001. The Debtor and Chardan Ventures ("Chardan") are the Plan Proponents.

               This document is the Debtor's Chapter 11 Plan of Reorganization. Sent to you in this same package is the Disclosure Statement, which has been approved by the Bankruptcy Court, and is provided to help you understand the Plan, the confirmation process and the balloting procedures.

               This is a rehabilitation plan. In other words, the Plan provides for the Debtor to continue to operate its pre-petition business, under new management, with a new board of directors.

               This document will explain how each creditor and equity security interest holder will be treated under the Plan.

               The Effective Date of the Plan is 90 days after the entry of the Order of Confirming the Plan, or, at a date set by the Court. The Debtor reserves the right to make distributions to any creditor claimants prior to the Effective Date.

II.        PLAN FINANCING

               On December 3, 2001, the Court approved Debtor-in-Possession ("DIP") financing in an amount of $300,000. On March 25, 2002, the Court approved additional DIP financing in an amount of up to $200,000. These amounts were advanced by Chardan Ventures, LLC ("Chardan").

               The Plan will be financed as described below. The parties financing the Plan will deposit all amounts necessary to satisfy the monetary requirements of the Plan, seven (7) days prior to the Effective Date, or, if an earlier distribution is provided for, the Debtor will provide the funds when the distribution is made.

III.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTEREST

               As required by the Bankruptcy Code, the Plan groups claims and interests into various classes, according to the right to payment or priority of the claims as established by the Court. The Plan also states whether each class of claims or interests is impaired or unimpaired or will vote to accept or reject the Plan.

A.         NON-VOTING STATUTORY CLASSES.

               Certain types of claims are not placed in voting classes, instead they are included in non-voting classes. These non-voting classes are not considered impaired and do not vote to accept or reject the Plan because the unimpaired classes are entitled to specific treatment as provided for by the Bankruptcy Code or Court Order.

               As to the non-voting statutory classes, the treatment is as follows:

1.         CLASS 1:  11 U.S.C.SS.364(C)(1) - SUPERPRIORITY ADMINISTRATIVE CLAIM.
           --------------------------------------------------------------------

               On December 3, 2001 and March 25, 2002, this Court entered Orders authorizing the Debtor to borrow $300,000 and $200,000 from Chardan on the terms set forth in the Orders. The Orders provide that Chardan will have a superpriority administrative expense claim, ss.364(c)(1), for all funds advanced, plus twelve percent (12%) interest.

               Chardan will have ass.364(c)(1) superpriority claim for all amounts advanced to the Debtor, with repayment as follows:

         (a) if the Plan is confirmed, Chardan will be paid the allowed amount of its Class 1 claim in cash on the Effective Date;

         (b) if the Plan is not confirmed, then Chardan will be paid, in full, in cash, plus interest on the Effective Date of any other Plan.

               The Class 1 claimant is unimpaired and will not vote to accept or reject the Plan.

2.         CLASS 2:  11 U.S.C.SS.503(B) - ADMINISTRATIVE CLAIMS.
           ----------------------------------------------------

               The Code requires that all post-petition administrative claims be paid in full, in cash, on the Effective Date of the Plan, unless the creditors agree to contrary treatment, 11 U.S.C.ss.1129(a)(9)(A).

               The Plan provides for the payment, in full, in cash, of all allowed administrative claims. The Court has fixed an administrative claims bar date of June 30, 2002.

               Class 2 is unimpaired and will not vote to accept or reject the Plan.

3.         CLASS 3:  11 U.S.C.SS.507(A)(2) ANDSS.507(A)(3)
           -------------------------------------------------
           - "GAP" PERIOD AND PRE-PETITION PRIORITY WAGE CLAIMS.
           ----------------------------------------------------

               The Plan provides to pay the Class 3 "gap" period and pre-petition wage priority claimants, the full amount of their claims, in cash, on the Effective Date of the Plan, as per 11 U.S.C.ss.1129(a)(9)(B).

               The Class 3 "gap" period and pre-petition wage claimants are unimpaired and will not vote to accept or reject the Plan.

               SEE Exhibit B, attached to the Disclosure Statement.

4.             CLASS 4: 11 U.S.C.SS.507(A)(8) - PRIORITY TAX CLAIMS.
               -----------------------------------------------------

               The Class 4 priority tax claim(s) will be paid in full as required for by ss.1129(a)(9)(C) of the Code.

               The Class 4 claimants will be paid the full amount of their claim, in cash, on the Effective Date of the Plan of the Debtor.

               Class 4 claimants are unimpaired and will not vote to accept or reject the Plan.

B.         VOTING CREDITOR AND EQUITY SECURITY INTEREST CLASSES

1.             CLASS 5: TRADE CREDITORS, PROFESSIONAL CLAIMANTS AND CONVERTIBLE
               NOTE HOLDERS.
               ----------------------------------------------------------------

               The Class 5 unsecured trade creditors, professional claimants and convertible note holders will be paid seventeen and one-half percent (17.5%) of their allowed claims, in cash, on the Effective Date of the Plan.

               The Class 5 is impaired and will vote to accept or reject the Plan.

               SEE Exhibit C attached to the Disclosure Statement.

2.             CLASS 6: EQUITY SECURITY INTEREST HOLDERS.
               ------------------------------------------

               The Debtor is a publicly-held company, which issued stock, warrants and other rights. Existing shareholders and warrant holders will receive reorganization stock on the Effective Date on the following basis:

       PRE-PETITION EQUITY                      REORGANIZATION
        SECURITY INTEREST                           STOCK
       --------------------------------------------------------------

      One (1) share of fully paid      One (1) share of reorganization stock
            pre-petition stock

      Five (5) pre-petition warrants   One (1) share of reorganization stock

               The Debtor estimates that the total number of shares to be issued to members of Class 6, both shareholders and warrantholders, is approximately 125,500,000. Such shares will be considered issued pursuant to Section 1145 of the Code and will therefore be exempt from registration requirements under securities laws and tradable as if registered, subject to certain volume limitations. Certificates representing shares in the Debtor will, upon confirmation of the Plan, be deemed to represent reorganization stock, issued effective as of the date of confirmation. The existing shareholders will be permitted, but not required, to exchange their share certificates evidencing pre-reorganization ownership in the Debtor for new certificates in the post-confirmation Debtor (the "Reorganized Debtor"). The Reorganized Debtor will distribute the reorganization stock to warrant holders in Class 6 on or before the Effective Date of the Plan.

               The Class 6 equity interest holders are impaired and will vote to accept or reject the Plan.

C.         MEANS OF CONSUMMATING THE PLAN.

               The Court has fixed an April 4, 2002 claims bar date for all pre-petition claimants to file their proofs of claim for those creditors and claimants who must file claims under Rule 3001(e), F.R.Bk.P. and 11 U.S.C.ss.503(b). The Court has fixed an administrative claims bar date of June 30, 2002.

               The initial step in Plan consummation will be the investment of approximately $3 million into the Reorganized Debtor by two limited liability companies (the "LLCs") prior to the Effective Date. A sufficient amount of that investment will be made in cash to enable the Reorganized Debtor to finance the Plan fully. The remainder of such investment may be made in the form of cash or a promissory note pursuant to a binding commitment to invest the entire amount. The LLCs will each be issued approximately 13,670,000 shares of reorganization stock in exchange for their investment, and to the extent available, such shares will be considered as qualified for exemption from registration under securities laws pursuant to ss. 1145 of the Bankruptcy Code. An pro rata adjustment will be made in the number of shares to be issued to the LLCs in the event that the total number of shares issued to Class 6 interest holders is greater than or lesser than 125,500,000 by more than 300,000.

               The second step in consummating the Plan will be to merge the Reorganized Debtor into a wholly-owned subsidiary incorporated in Delaware (the "Subsidiary") for purposes of changing the state of the Reorganized Debtor's incorporation from Colorado to Delaware. In connection with that merger, all of the shares of the Reorganized Debtor will be exchanged for an equal number of shares in the Subsidiary, which will survive the merger as a successor to the Reorganized Debtor (the "Successor Corporation"). The certificate of merger and the certificate of incorporation that will be in effect following this merger will be in substantially the form appended to the Plan as Exhibits A and B, respectively.

               The third and final step in consummating the Plan will be the merger of Aqua RM Co., Inc. into the Successor Corporation. In conjunction with that merger, the Reorganized Debtor will issue approximately 257,000,000 shares of the Subsidiary's common stock to the shareholders of Aqua RM Co., Inc. in exchange for their Aqua RM Co., Inc. stock. An pro rata adjustment will be made in the number of shares to be issued to the shareholders of ARM in the event that the total number of shares issued to Class 6 interest holders is greater than or lesser than 125,500,000 by more than 300,000. In addition, ARM may issue additional stock between the date of confirmation and the effective time of the merger between ARM and the Successor Corporation, provided it does so in exchange for appropriate consideration in an arm's length transaction. To the extent available, the shares of reorganization stock issued by the Successor Corporation in the merger with Aqua RM Co., Inc. will be exempt from registration pursuant to ss. 1145 of the Bankruptcy Code. The certificate of merger and the amended certificate of incorporation to be in effect for the Successor Corporation subsequent to this merger will be substantially in the form attached hereto as Exhibits C and B, respectively.

               The Effective Date of the Plan will be coincident with the effective date of the merger between the Subsidiary and Aqua RM Co., Inc. The Plan will not be considered substantially consummated until the merger between the Subsidiary and Aqua RM Co., Inc. is effective. The LLCs will have invested sufficient funds necessary to satisfy all of the monetary obligations of the Debtor under the Plan at least seven (7) days before the Effective Date.

D.         POST-CONFIRMATION MANAGEMENT.

               Upon confirmation of the Plan, Richard D. Propper MD will assume the role of Chief Executive Officer of Aquasearch. Harry "Doc" Dougherty will be President, and Daniel P. Beharry will be Corporate Secretary.

               The Successor Corporation's Board of Directors will consist of four (4) directors: Richard D. Propper MD, Daniel P. Beharry, Gregory Kowal and Richard Sherman. Additional Board members may be appointed between the date of confirmation and the Effective Date as provided for in the Successor Corporation's bylaws and certificate of incorporation.

E.         DISBURSING AGENT

               The Debtor1 will serve as the disbursing agent. The funds necessary to finance the Plan will be deposited not less than seven (7) days prior to the Effective Date. The Debtor's management will issue and distribute the stock necessary to comply with the Plan.

F.         EXECUTORY CONTRACTS.

               The Debtor has several executory contracts and unexpired leases, all of which will be assumed or rejected on the Effective Date pursuant to ss.1123(b)(2) and ss.365(g).

               The Debtor's contracts and permits with the State of Hawaii, University of Hawaii and the United States Department of Energy will be assumed.

               The Debtor will make "cure" payments, if any monetary delinquencies in assumed contracts or leases exist on the Effective Date. All other executory contracts not specifically set forth in Exhibit D, attached to the Disclosure Statement, will be rejected. If an executory contract is rejected, the non-debtor rejected party will have a Class 5 claim, as calculated under ss.365(g) and ss.502(g) of the Code.

G.         EFFECT OF CONFIRMATION.

               As provided byss.1141(d)(1)(A) and (B) of the Code, the Debtor's obligation and claims that accrued prior to October 30, 2001 will be discharged. The stock held by shareholders of the Debtor will be deemed to be stock issued by the Reorganized Debtor and continue in existence. Warrants to purchase stock in the Debtor will be cancelled upon the issuance to the holders thereof of one share of reorganization stock in exchange for each five warrants.

H.         MODIFICATION OF PLAN.

               The Proponents of the Plan may modify the Plan at any time before confirmation.

               The Proponents of the Plan may also seek to modify the Plan at any time after confirmation so long as (1) the Plan has not been substantially consummated AND (2) if the Court authorizes the proposed modification after notice and hearing.

I.         POST-CONFIRMATION CONVERSION/DISMISSAL.

               A creditor or party in interest may bring a motion to convert or dismiss the case under ss.1112(b), after the Plan is confirmed, if there is a default in implementing the Plan. If the Court orders the case converted to Chapter 7 after the Plan is confirmed, then all property that had been property




----------
(1) If the merger between the Reorganized Debtor and the Subsidiary occurs prior to disbursement, the disbursing agent will be the Successor Corporation.

of the Chapter 11 estate, and that has not been disbursed pursuant to the Plan, will vest in the Chapter 7 estate, and the automatic stay will be reimposed upon the revested property only to the extent that relief from stay was not previously granted by the Court during this case.

               As a rehabilitation Plan, the recovery by way of the Plan will be greater than the creditors would have received in a Chapter 7 case.

               The governmental units and taxing authorities retain their non-bankruptcy rights upon a default of any obligation imposed by the Plan, including the rights under Subtitle F of the Internal Revenue Code.

J.         POST-CONFIRMATION UNITED STATES TRUSTEE'S FEES.

               As per 28 U.S.C.ss.1930(a)(6), the Reorganized Debtor will move to close the case pursuant to 11 U.S.C.ss.350 and Rule 3022, F.R.Bk.P., upon confirmation. To the extent that quarterly fees are owed post-confirmation, the Debtor will make the payments as a condition of the order closing the case.

K.         RETENTION OF JURISDICTION BY THE BANKRUPTCY COURT.

               The Court will retain jurisdiction over the consummation of the Plan to the extent provided by law.

L.         FINAL DECREE.

               Once the Estate has been fully administered as referred to in Bankruptcy Rule 3022, the Plan Proponents, or such other party as the Court shall designate in the Plan Confirmation Order, shall file a motion with the Court to obtain a final decree to close the case.

                     DATED:  Honolulu, Hawaii, September 16, 2002.



                                                  --------------------------
                                                  JERROLD K. GUBEN
                                                  Attorney for Debtor
                                                  AQUASEARCH, INC.

                                    EXHIBIT A

                              CERTIFICATE OF MERGER

                                     MERGING

                    AQUASEARCH, INC., A COLORADO CORPORATION,

                                      INTO

               MERA PHARMACEUTICALS, INC., A DELAWARE CORPORATION


                            ------------------------

        Pursuant to Section 1123(a)(5)C) of the Federal Bankruptcy Code,
       Article 111 of Title 7 of the Colorado Business Corporation Act and
         Sections 252 and 303 of the General Corporation Law of Delaware

                            ------------------------


The undersigned corporations, organized and existing under and by virtue of the Colorado Business Corporation Act and the General Corporation Law of Delaware, do hereby certify:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:


             NAME                                  STATE OF INCORPORATION
             ----                                  ----------------------
             Aquasearch, Inc.                              Colorado
             Mera Pharmaceuticals, Inc.                    Delaware

SECOND: That this Certificate of Merger also constitutes the Plan of Merger and the Agreement of Merger between the constituent corporations, as required under Colorado Business Corporations Law and Delaware General Corporation Law, respectively.

THIRD: That this Certificate of Merger has been approved by the United States Bankruptcy Court, District of Hawaii, pursuant to a confirmed Plan of Reorganization and Section 1123(a)(5)(C) of the Federal Bankruptcy Code, and, as applicable, has been approved, adopted, certified, executed and acknowledged by the respective constituent corporations in accordance with the requirements of
Article 110, Section 108 and Article 111 of Title 7 of the Colorado Business Corporation Act and Sections 252 and 303 of the General Corporation Law of Delaware.

FOURTH: That as of the effective time of the merger, the separate existence of Aquasearch, Inc. shall cease and Aquasearch, Inc. shall be merged with and into Mera Pharmaceuticals, Inc. pursuant to applicable provisions of the Colorado Business Corporations Law and the General Corporation Law of Delaware and the name of the surviving corporation shall be "Mera Pharmaceuticals, Inc." The surviving corporation shall have all of the rights, privileges, immunities and powers and be subject to all of the duties and liabilities granted or imposed by
Section 259 of the General Corporation Law of Delaware. The surviving corporation shall be considered the successor issuer to Aquasearch, Inc. under federal securities law.

FIFTH: That the Certificate of Incorporation of Mera Pharmaceuticals, Inc., shall be the Certificate of Incorporation of the surviving corporation as set forth in EXHIBIT A hereto.


SIXTH: That the Bylaws of Mera Pharmaceuticals, Inc. shall be the Bylaws of the surviving corporation as set forth in EXHIBIT B hereto.

SEVENTH: That for federal income tax purposes, it is intended by the parties hereto that the merger shall qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended.

EIGHTH: That at the effective time of the merger, each share of Aquasearch, Inc. common stock (the "Aquasearch Common Stock"), issued and outstanding immediately prior to the effective time of the merger shall, by virtue of the merger and without any action on the part of either constituent corporation or any holder thereof, be changed and converted into one fully paid and non-assessable share of Mera Pharmaceuticals, Inc. common stock (the "Mera Common Stock").

NINTH: That from and after the effective time of the merger, all of the outstanding certificates which prior to that time represented shares of Aquasearch, Inc. shall be deemed for all purposes to evidence ownership and to represent the shares of the surviving corporation into which such shares of Aquasearch, Inc. represented by such certificates have been converted as herein provided.

TENTH: That stockholder approval is not required to effect the merger because:
(a) pursuant to Section 303 of the General Corporation Law of Delaware, this Certificate of Merger has been approved by the United States Bankruptcy Court, District of Hawaii pursuant to an approved Plan of Reorganization and Section 1123(a)(5)(C) of the Federal Bankruptcy Code; and (b) the applicable provisions of Article 111, Section 103 of Title 7 of the Colorado Business Corporation Act have been complied with.

ELEVENTH: That all shares of Mera Common Stock into which Aquasearch Common Stock is to be converted pursuant to the merger shall not be subject to any statutory or contractual preemptive rights, and shall, when issued, be validly issued, fully paid and nonassessable and shall be issued in full satisfaction of all rights pertaining to such Aquasearch Common Stock.

TWELFTH: That from and after the effective time of the merger, no holder of certificates which evidenced Aquasearch Common Stock immediately prior to the effective time of the merger shall have any rights with respect to the shares formerly evidenced by those certificates, other than to receive the shares of Mera Common Stock into which such Aquasearch Common Stock shall have been converted pursuant to the merger.

THIRTEENTH: That the surviving corporation covenants and agrees that, effective not later than the effective time of the merger, it will: (a) qualify to do business as a foreign corporation in all states in which Aquasearch, Inc. is so qualified and in which the failure so to qualify would have a material adverse effect on the business or financial condition of the surviving corporation, and, in connection therewith, shall irrevocably appoint an agent for service of process as required under applicable provisions of state law in the states in which qualification is required hereunder; and (b) file any and all documents necessary to the assumption by the surviving corporation of all of the franchise tax liabilities of Aquasearch, Inc.

FOURTEENTH: That the merger shall be governed by, and construed in accordance with, the laws of the State of Delaware.

FIFTEENTH: That the directors of Aquasearch, Inc. immediately prior to the effective time of the merger shall be the directors of the surviving corporation, and the officers of Aquasearch, Inc. immediately prior to the effective time of the merger shall be the officers of the surviving corporation. Such directors and officers will hold office from the effective time of the merger until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the surviving corporation, as the same may be lawfully amended, or as otherwise provided by law.

SIXTEENTH: That the authorized capital of Aquasearch, Inc. is 200,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

SEVENTEENTH: That a copy of this Certificate of Merger will be kept on file at the place of business of the surviving corporation and will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation. The address of the principal place of business of the surviving corporation is 73-4460 Queen Ka'ahumanu Highway, Suite 110, Kailua-Kona, Hawaii 96740.

EIGHTEENTH: That this Certificate of Merger shall be effective upon: (a) the filing of this Certificate of Merger with the Secretary of the State of Delaware in accordance with the applicable provisions of the General Corporation Law of Delaware; and (b) the filing of duly executed Articles of Merger, as set forth in EXHIBIT C hereto, with the office of the Secretary of State of the State of Colorado in accordance with the applicable provisions of the Colorado Business Corporation Act.




Dated as of: ____________________, 2002

                                        Aquasearch, Inc.
                                        a Colorado corporation


                                        By:
                                              -------------------------------




                                        Mera Pharmaceuticals, Inc.
                                        a Delaware corporation


                                        By:
                                             --------------------------------

                                    EXHIBIT B

                          CERTIFICATE OF INCORPORATION

                                       OF

                           MERA PHARMACEUTICALS, INC.





                                    ARTICLE I

                                      NAME
                                      ----

 The name of the corporation is "Mera Pharmaceuticals, Inc." (the
"Corporation").


                                   ARTICLE II

                                REGISTERED OFFICE
                                -----------------

           The name and complete address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Corporation, Corporation Trust Center located at 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware.

0          ARTICLE III

                                     PURPOSE
                                     -------

           The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

                                  CAPITAL STOCK
                                  -------------

A. AUTHORIZED STOCK. The Corporation is authorized to issue two classes of shares to be designated respectively "Preferred Stock," par value $0.0001 per share, and "Common Stock," par value $0.0001 per share. The total number of shares of Preferred Stock authorized is Ten Thousand (10,000). The total number of shares of Common Stock authorized is Five Hundred Million (500,000,000).

B. PREFERRED STOCK. The Preferred Stock may be divided into such number of series as the Board of Directors (the "Board") may determine. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board is expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series prior to or subsequent to the issue of shares in that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The Board is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting power, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such shares and as may be permitted by the Delaware General Corporation Law.


                                    ARTICLE V


                                     VOTING
                                     ------

           Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.


                                   ARTICLE VI


                                  INCORPORATOR
                                  ------------


          The name and mailing address of the incorporator are as follows:

                     Daniel P. Beharry
                     777 South Highway 101, Suite 215
                     Solana Beach, CA  92075


                                   ARTICLE VII

                                     BYLAWS
                                     ------


           In furtherance and not in limitation of the powers conferred by statute and except as provided herein, the Board shall have the power to adopt, amend, repeal or otherwise alter the bylaws of the Corporation without any action on the part of the stockholders.

                                  ARTICLE VIII

                                   MANAGEMENT
                                   ----------

           The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors.


                                   ARTICLE IX

                          INDEMNIFICATION OF DIRECTORS
                          ----------------------------

               A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

               If the Delaware General Corporation Law as it currently exists or as it is hereafter amended authorizes the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent then permitted by the Delaware General Corporation Law.

               Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

               IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts herein are true this 12th day of June 2002.



                                         MERA PHARMACEUTICALS, INC.


                                         By:  /S/DANIEL P. BEHARRY
                                              ----------------------
                                              Incorporator

                                    EXHIBIT C

                              CERTIFICATE OF MERGER

                                     MERGING

                                AQUA RM CO., INC.

                                      INTO

                           MERA PHARMACEUTICALS, INC.


                          ----------------------------

      Pursuant to Section 1123(a)(5)(C) of the Federal Bankruptcy Code and
        Sections 251 and 303 of the General Corporation Law of Delaware

                          ----------------------------

The undersigned corporations, organized and existing under and by virtue of the General Corporation Law of Delaware, do hereby certify:

               FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

               NAME                                  STATE OF INCORPORATION
               ----                                  ----------------------
               Mera Pharmaceuticals, Inc.                   Delaware
               Aqua RM Co., Inc.                            Delaware

               SECOND: That this Certificate of Merger also constitutes the Agreement of Merger between the constituent corporations.

               THIRD: That this Certificate of Merger has been approved by the United States Bankruptcy Court, District of Hawaii, pursuant to a confirmed Plan of Reorganization and Section 1123(a)(5)(C) of the Federal Bankruptcy Code, and, as applicable, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Sections 251 and 303 of the General Corporation Law of Delaware.

               FOURTH: That this Certificate of Merger has been approved by the stockholders of Aqua RM Co., Inc. in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

               FIFTH: That approval by the stockholders of Mera Pharmaceuticals, Inc. is not required to effect the merger pursuant to Section 303 of the General Corporation Law of Delaware because this Certificate of Merger has been approved by the United States Bankruptcy Court, District of Hawaii pursuant to a confirmed Plan of Reorganization and Section 1123(a)(5)(C) of the Federal Bankruptcy Code.

               SIXTH: That Mera Pharmaceuticals Inc., a Delaware corporation, shall be the surviving corporation of the merger which will continue its existence as said surviving corporation under the name "Mera Pharmaceuticals, Inc." upon the effective time of said merger pursuant to applicable provisions of the General Corporation Law of Delaware. The surviving corporation shall have all of the rights, privileges, immunities and powers and be subject to all of the duties and liabilities granted or imposed by Section 259 of the General Corporation La

               SEVENTH: That the Certificate of Incorporation of the surviving corporation shall be substantially in the form of the certificate of incorporation of Mera Pharmaceuticals, Inc. in effect immediately prior to the effective time of the merger, which Certificate of Incorporation is attached hereto as EXHIBIT A.

               EIGHTH: That the Bylaws of Mera Pharmaceuticals, Inc., as in effect immediately prior to the effective time of the merger, shall be the Bylaws of the surviving corporation until amended in accordance with applicable law.

               NINTH: That for federal income tax purposes, it is intended by the parties hereto that the merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

               TENTH: That, at the effective time of the merger, each One (1) share of Aqua RM Co., Inc. common stock issued and outstanding immediately prior to the effective time of the merger shall, by virtue of the merger and without any action on the part of Mera Pharmaceuticals, Inc. or Aqua RM Co., Inc. or any holder thereof, be exchanged for One Hundred (100) fully paid and non-assessable shares of Mera Pharmaceuticals, Inc. common stock.

               ELEVENTH: Prior to the effective time of the merger, Mera Pharmaceuticals, Inc. shall appoint an exchange agent for the purpose of exchanging shares of Aqua RM Co., Inc. common stock for shares of Mera Pharmaceuticals, Inc. common stock. At or prior to the effective time of the merger, Mera Pharmaceuticals, Inc. shall deposit with the exchange agent, in trust for the benefit of holders of shares of Aqua RM Co., Inc. common stock, certificates representing the Mera Pharmaceuticals, Inc. common stock issuable pursuant to this merger. As soon as reasonably practicable after the effective time of the merger, the surviving corporation shall use its commercially reasonable efforts to cause the exchange agent to mail to each holder of a certificate or certificates which immediately prior to the effective time of the merger represented outstanding shares of Aqua RM Co., Inc. common stock: (a) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Aqua RM Co., Inc. common stock certificates shall pass, only upon delivery of such certificates to the exchange agent; and (b) instructions for effecting the surrender of such certificates in exchange for the certificates of Mera Pharmaceuticals, Inc. common stock. Upon surrender of Aqua RM Co., Inc. common stock certificates to the exchange agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the exchange agent, the holder of such certificates shall be entitled to receive in exchange therefor shares of Mera Pharmaceuticals, Inc. common stock representing, in the aggregate, the whole number of shares that such holder has the right to receive (after taking into account all shares of Aqua RM Co., Inc. then held by such holder), and the shares of Aqua RM Co., Inc. formerly represented by such certificates and the certificates so surrendered shall forthwith be canceled.

               TWELFTH: That from and after the effective time of the merger, all of the outstanding certificates which, prior to that time, represented shares of Aqua RM Co., Inc. common stock, shall be deemed for all purposes to evidence ownership and to represent the shares of the surviving corporation into which such shares of Aqua RM Co., Inc. common stock, represented by such certificates have been exchanged for as herein provided.

               THIRTEENTH: That all shares of Mera Pharmaceuticals, Inc. common stock issued pursuant to the merger shall not be subject to any statutory or contractual preemptive rights, and shall, when issued, be validly issued, fully paid and nonassessable and shall be issued in full satisfaction of all rights pertaining to Aqua RM Co., Inc. common stock.

               FOURTEENTH: That the merger shall be governed by, and construed in accordance with, the laws of the State of Delaware.

               FIFTEENTH: That the directors of Mera Pharmaceuticals, Inc. immediately prior to the effective time of the merger shall be the directors of the surviving corporation, and the officers of Mera Pharmaceuticals, Inc. immediately prior to the effective time of the merger shall be the officers of the surviving corporation. Such directors and officers will hold office from the effective time of the merger until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the surviving corporation, as the same may be lawfully amended, or as otherwise provided by law.

               SIXTEENTH: That a copy of this Certificate of Merger will be kept on file at the place of business of the surviving corporation and will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation. The address of the principal place of business of the surviving corporation is 73-4460 Queen Ka'ahumanu Highway, Suite 110, Kailua-Kona, Hawaii 96740.

               SEVENTEENTH: That this Certificate of Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of the State of Delaware in accordance with the applicable provisions of the General Corporation Law of Delaware.

Dated as of: __________ __, 2002

                                         Mera Pharmaceuticals, Inc.
                                         a Delaware corporation


                                         By:
                                                   ---------------------------


                                         Aqua RM Co., Inc.
                                         a Delaware corporation


                                         By:
                                                   ---------------------------